Exhibit 5.1
Jodie M. Bourdet
(415) 693-2054
jbourdet@cooley.com
March 14, 2007
Endwave Corporation
776 Palomar Avenue
Sunnyvale, CA 94085
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Endwave Corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the sale of up to 3,000,000 shares of common stock to be sold by a selling stockholder (the “Shares”).
In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon the conversion of the Series B Preferred Stock in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended, will be validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Cooley Godward Kronish LLP
/s/ Jodie M. Bourdet
Jodie M. Bourdet
101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM